Exhibit 10.5

Consulting Agreement

Agreement, (the “Agreement”) dated as of July 9, 2008 by and between Excel Technology, Inc. (the “Company”) and Dominics LLC (the “Consultant”).

WHEREAS, Antoine Dominic (the “Employee”) is the sole member and sole employee of the Consultant;

WHEREAS, concurrently with the execution of this Agreement, GSI Group, Inc. (“GSI”), Eagle Acquisition Corporation and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Eagle Acquisition Corporation will commence a cash tender offer (the “Offer”) for all of the outstanding shares of voting stock of the Company followed by a merger between the Company and Eagle Acquisition Corporation, all in accordance with the terms of the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, GSI has agreed that upon the occurrence of the Purchase Time the Employee will have “Good Reason,” as such term is defined in the employment agreement entered into by and between the Company and the Employee dated the 9th day of October 2006 (the “Employment Agreement”);

WHEREAS, the Employee has informed the Company that the Employee will terminate his employment with the Company for “Good Reason” immediately following the Purchase Time (the “Separation Date”);

WHEREAS, as a condition to the willingness of GSI to enter into the Merger Agreement, GSI has requested that the Consultant enter into this Agreement whereby the Consultant agrees to provide certain consulting services to the Company and/or its affiliates effective immediately as of the Separation Date; and

WHEREAS, upon and subject to the terms set forth in this Agreement, the Company hereby offers and the Consultant hereby accepts, engagement as a consultant (the “Engagement”);

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Consultant and the Company agree to the following:

1. Term. The term of this Agreement (the “Term”) shall commence on the Separation Date and shall continue in effect until the earlier of (a) the date upon which the Engagement is terminated by the Company or (b) the six (6) month anniversary of the Separation Date, subject to extension by mutual written agreement of the Company and the Consultant; provided, that the Engagement shall terminate immediately in the event of the Employee’s death.

2. Consulting Services. During the Term, the Consultant agrees to provide the Company with consulting services as requested by GSI (a) in connection with the general transition and integration of the Company with GSI and its affiliates and (b) specifically to assist in and facilitate the consolidation of monthly and quarterly Company financial and operating information for use by GSI in preparing consolidated financial statements and reports and public company reports during the Term, including, without limitation, assisting in the preparation of timely and accurate pro forma financial statements reflecting consummation of the transactions contemplated by the Merger Agreement (“Pro Formas”) to be included in filings by GSI with the SEC (collectively, the “Services”).

3. Consultants Fee and Expenses. For Services rendered, the Company shall pay the Consultant on or before the date that is (i) one week following the first filing by GSI with the SEC containing Pro Formas, an amount equal to one-eighth (1/8) of the Employee’s 2007 salary and bonus and (ii) one week following the filing by GSI with the SEC of its Annual Report on 10-K for the year ended December 31, 2008, an amount equal to one-eighth (1/8) of the Employee’s 2007 salary and bonus, in the case of each of (i) and (ii), subject to Consultant’s substantial performance of Consultant’s duties hereunder, including to enable achievement of the principal goal of the Services as set forth in clause (b) of this Section 2. The Company will pay the Consultant such fees as due. In the event the Engagement is terminated by the Company or expires pursuant to Section 1 after a payment has been earned pursuant to the first sentence of this Section but before such payment is due and payable, the Company shall make such payment to the Consultant within five Business Days after such termination or expiration. The Company shall reimburse the Consultant promptly for any expenses, including travel costs and expenses, incurred by the Consultant in the performance of Services hereunder which the Company has approved in advance.

4. No Eligibility for Employee Benefits. During the Engagement, neither the Consultant nor the Employee nor any dependent or other individual claiming through the Consultant or the Employee shall be eligible to actively participate in any employee benefit plans of the Company or any of its affiliates; provided, however, that this shall not be construed to interfere with any rights the Employee or his qualified beneficiaries may have to continue coverage under the Company’s group health insurance plans pursuant to the federal law known as COBRA arising from his former employment and/or any rights to continued coverage under his Employment Agreement.

5. Certain Covenants of Consultant.

(a)	Restrictive Covenant. The Consultant agrees that the Services will be performed by the Employee on behalf of the Consultant.

(b)	Professional Conduct During the Term of Agreement. During the Term, the Consultant will ensure that the Employee will conduct himself professionally in the performance of services hereunder. The Consultant specifically agrees that the Consultant and the Employee will comply with applicable securities laws governing insider trading and the use of material, nonpublic information.

6. Confidential Information; Other Provisions.

(a)	The Consultant agrees at all times during and after the Term, to, and to cause the Employee to, hold in strictest confidence, and not to use or to disclose or make accessible to any person or entity, without the prior written authorization of an executive officer of the Company, any past, present or future trade secrets, business information, data or other information relating to processes, know-how, designs, formulas, developmental work, data bases, other original works of authorship, customer lists, employee information or other subject matter pertaining to any business of the Company or any of its affiliates, clients, consultants, licensees or licensers (collectively, “Company Information”). The Consultant understands that Company Information shall be solely owned by the Company, its successors and assigns, and that the Consultant and the Employee may use Company Information solely for the benefit of the Company and only as directed by the Company. The Consultant agrees not to, and to cause the Employee not to, reproduce or remove from the Company’s premises (unless so authorized) any notes, data, reference materials, memoranda, documentation of records. The Consultant agrees to take whatever steps are necessary to preserve the confidentiality of any and all Company Information the Consultant or the Employee receives by virtue of performing the Services. Notwithstanding the foregoing, the Consultant or the Employee may disclose Company Information when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order the Consultant or the Employee to divulge, disclose or make accessible such information. The Consultant agrees to give the Company advance written notice of any disclosure pursuant to the preceding sentence and to cooperate, and to cause the Employee to cooperate, with any efforts by the Company to limit the extent of such disclosure.

(b)	The Consultant shall not, and shall cause the Employee not to, at any time during or subsequent to the Term, criticize, speak ill of, disparage or make false statements in respect of the Company or any of its principals, affiliates or employees.

(c)	The Consultant agrees that, at the time of leaving the service of the Company (or at any prior time at the request of the Company), the Consultant will, and will cause the Employee to, deliver to the Company (and will not keep in the Consultant’s or the Employee’s, as applicable, possession or deliver to anyone else) any and all computer programs, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, flow charts, materials, equipment, intellectual property, other documents or property, or reproductions of any aforementioned items belonging to the Company.

(d)	It is the intention of the parties to this Agreement that the covenants of the Consultant set forth in Sections 5 and this Section 6 of this Agreement be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.

7. Independent Contractor. During the Term, the Consultant shall be treated as an independent contractor of the Company. It is intended by the Company and the Consultant that performance of the Services shall not result in an employer/employee relationship with respect to the Company on the one hand, and the Consultant or the Employee on the other. The Consultant’s fee shall be paid to the Consultant in gross amount and shall not be subject to withholding or employment taxes.

8. Governing Law. The Agreement is governed by, and is to be construed and enforced in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. If, under such laws, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion of this Agreement.

9. Indemnity. The Company agrees to indemnify Consultant and to hold the Consultant and the Employee harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including attorneys’ fees), resulting from or arising out of the performance by Consultant or the Employee of the consulting services contemplated by this Agreement to the same extent that the Company would indemnify an officer of the Company under the same circumstances.

10. Limitation of Liability. Neither party hereto shall be liable to the other for the termination of this Agreement (other than the Company’s obligation to pay Consultant’s fee pursuant to Section 3 hereof), provided such termination is effectuated pursuant to the terms of this Agreement. Moreover, neither party shall be liable to the other for consequential, special, incidental or similar damages, excess costs of lost business revenues in any claim or litigation arising in connection with this Agreement.

11. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Consultant at the last known address of the Employee on the books of the Company or, in the case of the Company, at GSI’s principal place of business, attention of the Chief Executive Officer of GSI, or to such other address as either party may specify by notice to the other actually received.

12. Miscellaneous. This Agreement constitutes the entire understanding between the Company and the Consultant relating to the Services to be rendered by the Consultant to the Company and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may be amended, only with the prior written consent of GSI, by a subsequent written agreement of the Consultant and the Company. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

13. Termination. This Agreement will be void and of no further force and effect if the Merger Agreement is terminated prior to the Purchase Time.

14. Third-Party Beneficiaries. GSI shall be a third-party beneficiary to this Agreement. The provisions of this Agreement are intended to be for the benefit of, and shall be enforceable by, GSI.

15. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the year and day first above written.

DOMINICS LLC

By:	/s/ Antoine Dominic
Name:	Antoine Dominic
Date:	July 9, 2008
Its:	Sole Member

EXCEL TECHNOLOGY, INC.

By:	/s/ Alice Varisano
Name:	Alice Varisano
Date:	July 9, 2008
Its:	Chief Financial Officer

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